Exhibit 6.3

SHARE EXCHANGE AGREEMENT

This SHARE EXCHANGE AGREEMENT (this "Agreement") is entered into as of this **7th day of October 2024**, by and among:

Doc.com, Inc., located at 408 BROADWAY 2ND FLOOR, NEW YORK NY 10013 a Delaware corporation, SEC - CIK#: 0001925674 **(the "Parent"); and**

2345405 Ontario, Inc. located at 69 McDowell Street, Welch, WV 24801, a Canadian entity, with Company Tax ID 84316-6240. ("**405 Ontario** "), and the equity holder listed on Exhibit A attached hereto (the "**Equity-Holder**")

Collectively, the First Party and Second Party are together, the "**Parties**") and agree upon the following premises:

RECITALS:

WHEREAS DOC.COM, INC and the Equity-Holder desire to enter into a cash and equity exchange transaction, whereby **405 Ontario** shall become a wholly owned subsidiary of the Parent on **Wednesday, October 16 at 5:30pm EST ("Closing Date"); and**

WHEREAS 2345405 Ontario, Inc. (an Ontario, Canada corporation) owns 100% of RX Angle, Inc. (A Wyoming Corporation) with EIN 82-3959888 which owns 100% of Flat Iron Pharmacy, LLC (a West Virginia Corporation) with EIN 82-3940479. Flat Iron owns a pharmacy located at 69 McDowell Street, Welch WV 24801 ("Flat Iron Drug Store"). For clarity, after the exchange, the Parent will own and control 100% of 405 Ontario, RX Angle, Inc. and Flat Iron Pharmacy, LLC.

WHEREAS the Equity Holder is the sole stockholder of 405 Ontario and owns one hundred percent (100%) of the issued and outstanding shares of the capital stock of 405 Ontario, which for purposes of this transaction, have been determined by the Parties to consist of 100 shares of common stock.

WHEREAS, the Parent desires to acquire one hundred percent (100%) of the issued and outstanding shares of capital stock of 405 Ontario in exchange for the payment outlined in Article III of this Agreement

WHEREAS the Parties intend for this transaction to constitute a tax-free reorganization pursuant to the provisions of the Internal Revenue Code of 1986, as amended.

AGREEMENT:

NOW THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the Parties to be derived here from, and intending to be legally bound hereby, it is hereby agreed as follows:

ARTICLE I

REPRESENTATIONS, COVENANTS, AND WARRANTIES OF 405 Ontario.

As an inducement to, and to obtain the reliance of the Parent, except as set forth in those schedules prepared by 405 Ontario which are attached and made a part hereto (the " 405 Ontario Schedules"), 405 Ontario hereby represents and warrants as of Closing Date as follows:

Section I.1 Organizations

405 Ontario is a corporation duly organized, validly existing, and in good standing under the laws of the Ontario, Canada and has the power and is duly authorized under all applicable laws, regulations, ordinances and orders of public authorities to carry on its business in all material respects as it is now being conducted. Set forth as Annex A are the Articles of Incorporation of 405 Ontario (the " 405 Ontario Charter"). The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of the 405 Ontario Charter. 405 Ontario has taken all actions required by law, from its 405 Ontario Charter, or otherwise to authorize the execution and delivery of this Agreement. 405 Ontario has full power, authority, and legal rights and has taken all action required by law, the 405 Ontario Charter, and otherwise to consummate the transactions herein contemplated.

Section I.2 Capitalization

The capitalization of 405 Ontario consists of 100 common shares (the"405 Ontario Stock"), and there are 100 common shares of 405 Ontario Stock issued and outstanding (the "405 Ontario Shares"). Equity-Holder owns one hundred percent (100%) of the 405 Ontario Shares and 405 Ontario Stock.

Section I.3 Subsidiaries

405 Ontario, Inc. owns all of the issued and outstanding shares of RX Angle, Inc. (a Wyoming Corporation) with EIN 82-3959888) which owns all of the issued and outstanding shares of Flat Iron Pharmacy, LLC (a West Virginia Corporation) with EIN 82-3940479 ("Flat Iron"). (Each and together, the "Included Corporations".) Flat Iron owns a pharmacy located at 69 McDowell Street, Welch WV 24801 ("Flat Iron Drug Store"). For clarity, after the exchange, the Parent will own and control all of the issued and outstanding shares of all of the Included Corporations.

Section I.4 Options or Warrants

There are no existing options, warrants, calls, or commitments of any character relating to the 405 Ontario Shares.

Section I.5 Absence of Certain Changes or Events

(a) there has not been any material adverse change in the business, operations, properties, assets, or condition (financial or otherwise) of 405 Ontario, including, but limited to, retaining any new employees or hiring any contract personnel with the written consent of the Parent or expending any cash on capital purchases, bonuses or other expenses out of the ordinary course of business without prior written consent of the Parent.

(b) 405 Ontario has not (i) amended its Articles of Incorporation or By-laws; (ii) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to Equity-Holder or purchased or redeemed, or agreed to purchase or redeem, any of the 405 Ontario Shares; (iii) made any material change in its method of management, operation or accounting, (iv) entered into any other material incurred, or become subject to, any material obligation or liability (absolute or transaction other than sales in the ordinary course of its business; or (v) made any increase in or adoption of any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with its managers, officers, directors, or employees;

(c) 405 Ontario has not (i) granted or agreed to grant any options, warrants or other rights for its membership interests, bonds or other corporate securities calling for the issuance thereof, (ii) borrowed or agreed to borrow any funds or contingent) except as disclosed herein and except liabilities incurred in the ordinary course of business; (iii) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights or canceled, or agreed to cancel, any debts or claims; or (iv) issued, delivered, or agreed to issue or deliver any membership interests, bonds or other corporate securities including debentures (whether authorized and unissued or held as treasury stock) except in connection with this Agreement; and

(d) There are no material actions, suits, proceedings, or investigations pending or, to the knowledge of 405 Ontario after reasonable investigation, threatened by or against 405 Ontario or affecting 405 Ontario or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. 405 Ontario does not have any knowledge of any material default on its part with respect to any judgment, order, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality or of any circumstances which, after reasonable investigation, would result in the discovery of such a default.

(e) Nothing in this Section I.5 applies to the Excluded Assets which may be removed from 405 or any of its subsidiaries before or after the Closing Date.

Section I.6 Contracts

All contracts, agreements, franchises, license agreements, and other commitments to which 405 Ontario is a party or by which its properties are bound, and which are material to the operations of 405 Ontario taken as a whole are valid and enforceable by 405 Ontario in all respects, except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally.

Section I.7 No Conflict with Other Instruments

To the knowledge of 405 Ontario Inc. and the Equity Holder, the execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of any material indenture, mortgage, deed of trust, or other material agreement, or instrument to which 405 Ontario is a party or to which any of its assets, properties or operations are subject.

Section I.8 Compliance with Laws and Regulations

To its knowledge, 405 Ontario has complied with all applicable foreign and domestic statutes and regulations of any federal, state, provincial or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of 405 Ontario or except to the extent that noncompliance would not result in the occurrence of any material liability for 405 Ontario.

Section I.9 Approval of Agreement

The board of directors of 405 Ontario and the Equity-Holder have unanimously authorized the execution and delivery of this Agreement by 405 Ontario and have approved this Agreement and the transactions contemplated hereby.

Section I.10 Valid Obligation

This Agreement and all agreements and other documents executed by 405 Ontario in connection herewith constitute the valid and binding obligation of 405 Ontario, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

Section I.11 Information

The information concerning 405 Ontario set forth in this Agreement and in the 405 Ontario Schedules are complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

Section I.12 Financial Statements

405 Ontario's financial statements shall be prepared in a timely and proper manner on a notice to reader basis.

ARTICLE II

REPRESENTATIONS, COVENANTS, AND WARRANTIES OF THE PARENT

As an inducement to, and to obtain the reliance of 405 Ontario and the Equity-Holder, except as set forth in those schedules prepared by the Parent which are attached and made a part hereto (the "Parent Schedules"), the Parent represents and warrants, as of the Closing Date, as follows:

Section II.1 Organization

The Parent is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has the corporate power and is duly authorized under all applicable laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted. Set forth as Annex B are complete and correct copies of the Articles of Incorporation of the Parent as in effect on the Closing Date (together, the "Parent Charter"). The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of the Parent Charter. The Parent has taken all action required by law, the Parent Charter or otherwise to authorize the execution and delivery of this Agreement, and the Parent has full power, authority, and legal right and has taken all action required by law, the Parent Charter or otherwise to consummate the transactions herein contemplated.

Section II.2 Options or Warrants

There are no existing options, warrants, calls, or other commitments of any character relating to the authorized and unissued shares of the Parent Common Stock, except as in connection with the transactions contemplated in connection with the Exchange.

Section II.3 Absence of Certain Changes or Events

(a) The Parent has not (i) amended the Parent Charter except as pursuant to the transactions in connection with this Agreement; (ii) declared or made, or agreed to declare or make any payment of dividends or distributions of any assets of any kind whatsoever to the Equity-Holder or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (iii) made any material change in its method of management, operation or accounting; insurance, pension, retirement, or other employee benefit plan, payment, or arrangement, made to, for or with its officers, directors, or employees; and (iv) entered into any transactions or agreements other than in connection with this Agreement and the transactions contemplated herein; or (v) made any increase in or adoption of any profit sharing, bonus, deferred compensation,

(b) The Parent has not (i) granted or agreed to grant any options, warrants, or other rights for its stock, bonds, or other corporate securities calling for the issuance thereof; (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except liabilities incurred in the ordinary course of business; (iii) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights, or canceled, or agreed to cancel, any debts or claims; or (iv) issued, delivered or agreed to issue or deliver, any stock, bonds or other corporate securities including debentures (whether authorized and unissued or held as treasury stock), except in connection with this Agreement.

Section II.6 Litigation and Proceedings

There are no actions, suits, proceedings or investigations pending or threatened by or against the Parent, or its subsidiaries, or affecting the Parent or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. The Parent has no knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator, or governmental agency or instrumentality or any circumstance which after reasonable investigation would result in the discovery of such default.

Section II.7 No Conflict With Other Instruments

The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of, any indenture, mortgage, deed of trust, or other material agreement or instrument to which the Parent is a party or to which any of its assets, properties or operations are subject.

Section II.8 Compliance With Laws and Regulations

The Parent has complied with all applicable statutes and regulations of any federal, state, or other applicable governmental entity or agency thereof. This compliance includes, but is not limited to, the filing of all reports to date with federal and state securities authorities.

Section II.9 Approval of Agreement

The board of directors of the Parent have authorized the execution and delivery of this Agreement by the Parent and has approved this Agreement and the transactions contemplated hereby.

Section II.10 Valid Obligation

This Agreement and all agreements and other documents executed by the Parent in connection herewith constitute the valid and binding obligation of the Parent, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

Section II.11 Information

The information concerning the Parent set forth in this Agreement and the Parent Schedules is complete and accurate in all material respects and does not contain any untrue statements of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

ARTICLE III PLAN OF EXCHANGE

Section III.1 The Exchange

The Parent shall acquire all the issued and outstanding shares of capital stock of 405 Ontario in exchange for:

1- USD $250,000 worth of Class A shares priced at eight Dollars per share on the signing date, the 31,250 newly issued Class A shares of the Parent's common stock, ("Parent Class A Common Stock"). The Parent intends to convert all of the Parent Class A Common Stock received by the Equity Holder for NASDAQ stock priced at $8/share; such transaction being referred to herein as the “Share Exchange” and

2- Cash payment (the "Cash Payment") of USD $1,475,000, made by wire transfer to the Equity Holder within 60 days post the parent listing on the NASDAQ. This cash payment includes $150,000 of working capital (which will be left in the business account as at 5:30pm on Wednesday November 27, 2024) and estimated $75,000 of inventory; and;

3. A performance payment ("PP") of USD $500,000, paid half in cash and half in shares of the Parent ("Performance Shares"), upon the Equity Holder obtaining 50 state Prescription Fulfilment Capability ("50 PFC") for doc.com within 90 days of the Cash Payment being received.
   a. 50 PFC means that Flat Iron will be able to fill and ship a prescription directly from Flat Iron's preemies to each state or, where this is likely not feasible within a 90-day period as determined solely by the Equity Holder, acting reasonably, arrange for another independent pharmacy to do so by way of a contract arrangement. The 90-day period shall be extended by one day for each day doc.com does not approve a proposed contract arrangement or provide requested information. If a valid application including all prerequisites has been submitted to a State and is just awaiting processing, than the condition for that state has been met. The PP is due within 10 days of this part (3)(a) being completed by the Equity Holder.
   b. The Equity Holder will assume 100% of the costs associated with obtaining the 50 PFC including paying all licensing costs, attorney and contracting fees.
   c. The number of Performance Shares shall be adjusted so their value is equal to $250,000 as at the date the condition in part 3(a) is fulfilled based on the closing NASDAQ price on that day. If the NASDAQ listing does not move forward at the time the condition in Section 3(a) is complete, then the Performance Shares will be priced at $8/share.
   d. If the Equity Holder fulfils the above and if the PP is received, the Equity Holder will oversee and manage changes to the inventory, personnel, premises, and processes for an additional period of 4 months from the time the PP is received, at no additional cost.
   e. The PP will be paid, at the election of the Equity Holder, to the Equity Holder or to a corporation owned and controlled by the equity holder and/or his spouse.
   f. If the Parent does not list on the NASDAQ on or before November 30, 2024, than the Equity Holder has the right to void this Agreement.

Section III.2 Excluded Assets

The following assets (the "Excluded Assets") are excluded from this Agreement and shall be the property of the Equity Holder after the Closing Date:

   a. all cash in the business save and except $150,000 of Working Capital to be left in the account at the close of business on Wednesday, November 27, 2024, life and disability insurance policies and proceeds of such policies, investments in third party companies (for example, shares in Vault mortgage, any asset held in a brokerage account, any asset held by TD (including TD Bank and TD Brokerage, or Schwab brokerage.
   b. Any payables less receivables received up to the close of business on Wednesday, November 27, 2024.
   c. Any amounts due to Equity Holder, or Equity Holder's spouse, from equity holder taking income on his personal return for which the cash has not yet been received from the Equity Holder. The Parent shall enable the Equity Holder to receive these amounts due after the Closing Date.

interests in any corporations owned by 405 Ontario or the Equity holder other than the Included Corporations. For greater certainty, and for example only, the following are also Excluded Assets: Tabrex, Inc., Tabrex, LLC., Bugsberg, Inc., Colony RX Advisors., Bible Bond, LLC., and Stand Ready, LLC.

Section III.3 Process of Exchange

On the terms and subject to the conditions set forth in this Agreement, and subject to the Cash Payment being made, on the Closing Date, the Equity-Holder, by executing this Agreement, shall assign, transfer and deliver to the Parent,

free and clear of all liens, pledges, encumbrances, charges, restrictions or known claims of any kind, nature, or description, the 405 Ontario Shares, constituting all of the 405 Ontario Common Stock, including all of the voting power of 405 Ontario. In exchange for the transfer of the 405 Ontario Shares by the Equity-Holder, the Parent shall issue cash and shares and described herein. Upon consummation of the transaction contemplated herein, all of the 405 Ontario Shares shall be held by the Parent.

Section III.2 Closing Events

On the Closing Date, the Parent, 405 Ontario and the Equity-Holder shall execute, acknowledge, and deliver (or shall ensure to be executed, acknowledged, and delivered), any and all certificates, opinions, financial statements, schedules, agreements, resolutions, rulings or other instruments required by this Agreement to be so delivered on or prior to the Closing Date, together with such other items as may be reasonably requested by the Parties hereto and their respective legal counsel in order to effectuate or evidence the transactions contemplated hereby.

It is expressly understood by the Parties, and specifically agreed to that while the transaction is Closed on the Closing Date, each party will hold its share certificates in escrow for the other until such time as the cash payment is made, at which time the parties will exchange their share certificates within 5 business days. In the event the Cash Payment is not received within 60 days of the parent listing on the NASDAQ then the Equity Holder has the right to give the parent 10 days notice to remedy the payment event otherwise the equity holder will have the option to void this Agreement. If the Parent does not list on the NASDAQ on or before November 30, 2024, than the Equity Holder has the right to terminate this Agreement.

Section III.3 Operation After Closing

After the Closing Date, the Parent grants the Equity Holder the right to take any corporate action necessary, including to sign on behalf of any Included Corporation, to operate any Included Corporation in its ordinary course. The parent may terminate this Section III.3 after all payments contemplated in this Agreement are received by the Equity holder.

Section III.3 Plan of Exchange

The Parties to this Agreement agree that this Agreement shall constitute a plan of exchange.

Section III.4 Termination

This Agreement may be terminated by either of 405 Ontario or the Parent before the Closing Date if the other Party has failed to meet the conditions precedent set forth in Articles V and VI herein

If this Agreement is terminated pursuant to this Section III.4, this Agreement shall be of no further force or effect, and no obligation, right or liability shall arise hereunder, except as set forth herein below.

ARTICLE IV

ARTICLE IV SPECIAL COVENANTS

Section IV.1 Access to Properties and Records

The Parent and 405 Ontario will each afford to the officers and authorized representatives of the other full access to the properties, books and records of the Parent or 405 Ontario, as the case may be, in order that each may have a full opportunity to make such reasonable investigation as it shall desire to make of the affairs of the other, and each will furnish the other with such additional financial and operating data and other information as to the business and properties of the Parent or 405 Ontario, as the case may be, as the other shall from time to time reasonably request.

Section IV.2 Delivery of Books and Records

On or prior to Closing Date, 405 Ontario shall deliver to the Parent copies of the corporate minute books, , requested financial records, requested contracts (except standardized contracts), and all other books or documents of 405 Ontario now in the possession of 405 Ontario or its representatives as requested by the Parent.

Section IV.3 Third Party Consents and Certificates

The Parent and 405 Ontario hereby agree to cooperate with each other in order to obtain any required third-party consents to this Agreement and the transactions herein contemplated.

Section IV.4 The Acquisition of Parent Common Stock

The Parent and 405 Ontario acknowledge and agree that the consummation of this Agreement shall be final at signing unless payment is not made as described elsewhere in this Agreement

ARTICLE V

CONDITIONS PRECEDENT TO 405 Ontario and Equity-Holder

The obligations of 405 Ontario and Equity-Holder under this Agreement are subject to the satisfaction, on or before the Closing Date, of the following conditions:

Section V.1 Performance of Covenants Accuracy of Representations and Performance and covenant.

The representations and warranties made by 405 Ontario, and the Equity-Holder in this Agreement were true when made and shall be true at the First Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date (except for changes therein permitted by this Agreement).

405 Ontario shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by 405 Ontario prior to or on the Closing Date.

The Parent shall be furnished with a certificate, signed by a duly authorized executive officer of 405 Ontario and dated the Closing Date, to the foregoing effect.

Section V.2 Litigation Certificate

The Parent shall have been furnished with certificates dated as of the Closing Date and signed by a duly authorized officer of 405 Ontario to the effect that no litigation, proceeding, investigation, or inquiry is pending, or to the best knowledge of 405 Ontario threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement, or, to the extent not disclosed in the 405 Ontario Schedules, by or against 405 Ontario, which might result in any material adverse change in any of the assets, properties, business, or operations of 405 Ontario.

Section V.3 Good Standing

The Parent shall have received a certificate of good standing dated within ten (10) business days after the Closing Date certifying that 405 Ontario is in good standing as an Ontario, Canada corporation and has filed all tax returns required to have been filed by it to date and has paid all taxes reported as due thereon.

Section V.4 Approval by Equity-Holder

The Exchange shall have been approved, and appropriate transfer documents effecting the transfer of the 405 Ontario Shares delivered in accordance with Section III.1, by the holders of not less than one hundred percent (100%) of the issued and outstanding shares of 405 Ontario Common Stock, including all voting power, of 405 Ontario.

Section V.5 No Governmental Prohibition

No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the transactions contemplated hereby.

Section V.6 Consents

All consents, approvals, waivers or amendments pursuant to all contracts, licenses, permits, trademarks and other intangibles in connection with the transactions contemplated herein, or for the continued operation of 405 Ontario after the Closing Date on the basis as presently operated shall have been obtained.

ARTICLE VI

CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT

The obligations of Parent under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

Section VI.1 Accuracy of Representations and Performance of Covenants

The representations and warranties made by the Parent in this Agreement were true when made and shall be true as of the Closing Date (except for changes therein permitted by this Agreement) with the same force and effect as if such representations and warranties were made at and as of the Closing Date. The Parent shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by the Parent. Prior to or on the Closing Date, the Parent shall furnish to 405 Ontario a certificate signed by a duly authorized officer of the Parent and dated as of the Closing Date, to the foregoing effect.

Section VI.2 Litigation Certificate

405 Ontario shall have been furnished with certificates dated as of the Closing Date and signed by duly authorized executive officers of the Parent, to the effect that no litigation, proceeding, investigation or inquiry is pending, or to the best knowledge of the Parent threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement or, to the extent not disclosed in the Parent Schedules, by or against the Parent, which might result in any material adverse change in any of the assets, properties or operations of the Parent except for future acquisitions or labor disputes.

Section VI.3 Good Standing

405 Ontario shall have received a certificate of good standing from the Secretary of State of the State of Delaware or other appropriate office, dated as of a date within ten (10) business days after the Closing Date certifying that the Parent is in good standing as a corporation in the State of Delaware and has filed all tax returns required to have been filed by it to date and has paid all taxes reported as due thereon.

Section VI.4 No Governmental Prohibition

No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the transactions contemplated hereby.

Section VI.5 Consents

All consents, approvals, waivers or amendments pursuant to all contracts, licenses, permits, trademarks and other intangibles in connection with the transactions contemplated herein, or for the continued operation of the Parent after the Closing Date on the basis as presently operated shall have been obtained.

Section VI.6 Other Items

Parent shall remain in good standing, 405 Ontario shall have received further opinions, documents, certificates, or instruments relating to the transactions contemplated hereby as 405 Ontario may reasonably request.

ARTICLE VII OTHER PROVISIONS

As of the Closing Date, Charles Nader, Founder & Chairman be appointed as a director and Secretary of the Parent.

ARTICLE VIII MISCELLANEOUS

Section VIII.l Government Law; Jurisdiction; Venue

This Agreement shall be governed by, enforced, and construed under and in accordance with the laws of the United States of America and, with respect to the matters of State law, with the laws of the State of New York. Venue for all matters shall be in New York, without giving effect to principles of conflicts of law thereunder. Each of the Parties irrevocably consents and agrees that any legal or equitable action or proceedings arising under or in connection with this Agreement shall be brought exclusively in the federal courts of the United States sitting in Manhattan, New York. By execution and delivery of this Agreement, each Party hereto irrevocably submits to and accepts, with respect to any such action or proceeding, generally and unconditionally, the jurisdiction of the aforesaid court, and irrevocably waives any and all rights such Party may now or hereafter have to object to such jurisdiction.

Section VIII.2 Notices

Any notice or other communications required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered to it or sent by telecopy, overnight courier or registered mail or certified mail, postage prepaid, with a copy by e-mail, as follows:

If to the Parent, to: Doc.com, Inc.

The Green, STE A, Dover, Delaware, 19901, United States

If to 405 Ontario or the Equity Holder:

Aaron Trager, 581 Bedford Park Ave., Toronto, Ontario Canada M5M1K4 with a copy by e-mail to aaron@aarontrager.com.

:

or such other addresses as shall be furnished in writing by any Party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given (i) upon receipt, if personally delivered, (ii) on the day after dispatch, if sent by overnight courier and (iii) upon dispatch, if transmitted by facsimile or telecopy and receipt is confirmed by telephone.

Section VIII.3 Attorney's Fees

In the event that any Party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the prevailing Party shall be reimbursed by the losing Party for all costs, including reasonable attorney's fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

Section VIII.4 Confidentiality

Each Party hereto agrees with the others that, unless and until the transactions contemplated by this Agreement have been consummated, it and its representatives will hold in strict confidence all data and information obtained with respect to another Party or any subsidiary thereof from any representative, officer, director or employee, or from any books or records or from personal inspection, of such other Party, and shall not use such data or information or disclose the same to others, except (i) to the extent such data or information is published, is a matter of public knowledge, or is required by law to be published; or (ii) to the extent that such data or information must be used or disclosed in order to consummate the transactions contemplated by this Agreement. In the event of the termination of this Agreement, each Party shall return to the other Parties all documents and other materials obtained by it or on its behalf and shall destroy all copies, digests, work papers, abstracts or other materials relating thereto, and each Party will continue to comply with the confidentiality provisions set forth herein.

Section VIII.5 Public Announcements and Filings

Unless required by applicable law or regulatory authority, none of the Parties will issue any report, statement or press release to the general public, to the general trade or trade press, or to any third-party (other than its advisors, employees and representatives in connection with the transactions contemplated hereby) or file any document, relating to this Agreement and the transactions contemplated hereby, except as may be mutually agreed by the Parties. Copies of any such filings, public announcements or disclosures, including any announcements or disclosures mandated by law or regulatory authorities, shall be delivered to each Party at least one (1) business day prior to the release thereof.

Section VIII.6 Recitals

The Recitals to this Agreement are true and correct and are incorporated herein, in their entirety, by this reference.

Section VIII.7 Expenses

Subject to Section VIII.3 above, whether or not the Exchange is consummated, each of the Parent, the Equity-Holder and 405 Ontario will bear its own respective expenses, including legal, accounting and professional fees, incurred in connection with the Exchange or any of the other transactions contemplated hereby.

Section VIII.8 Counterparts

This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

Section VIII. 9 Amendment or Waiver

Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any Party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing. This Agreement may be amended by a writing signed by all Parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance may be extended by a writing signed by the Party or Parties for whose benefit the provision is intended.

Section VIII.11 Best Efforts

Subject to the terms and conditions herein provided, each Party shall use its best efforts to perform or fulfill all conditions and obligations to be performed or fulfilled by it under this Agreement so that the transactions contemplated hereby shall be consummated as soon as practicable. Each Party also agrees that it shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective this Agreement and the transactions contemplated herein.

Section VIII.12 <u>Entire Agreement</u>

This Agreement represents the entire agreement between the Parties relating to the subject matter thereof and supersedes all prior agreements, understandings and negotiations, written or oral, with respect to such subject matter.

Section VIII.13 <u>Late Payments</u>

If cash or shares are not received by the Equity Holder within 60 days post the parent listing on the NASDAQ, then interest at a rate of 12% shall accrue.

Section VIII.14 <u>Life Insurance Policies</u>

The Equity Holder will endeavor to transfer life insurance policies owned by 405 Ontario, or naming 405 Ontario as beneficiary, to his/her spouse and/or estate. However, should this not occur, then on the death of any party, the Parent authorizes the spouse or estate of the decedent to apply, on behalf of the Parent or 405 Ontario, Inc., to receive the proceeds of life insurance policies and for any such proceeds to paid to spouse or estate of Aaron Trager. For greater certainty, the proceeds of any life insurance policy are excluded from this transaction and the property of the spouse or estate of any decedent regardless of the named owner or beneficiary of the policy, and the Parent hereby grants the spouse or estate of Aaron Trager to exercise any and all corporate action necessary to obtain and retain for their own benefit the proceeds of any such policies.

Section VIII.15 <u>Currencies</u>

<u>All currencies in this Agreement are United States Dollars.</u>

Section VIII.16 <u>Opportunity to Cure</u>

If any party allegedly breaches a term of this Agreement or allegedly does not meet a condition to closing of this Agreement, then the allegedly breaching party will be given 15 days to cure before the other party can terminate the Agreement.

Section VIII.16 <u>Use of Credit Cards / Expense Reconciliation</u>

<u>The Included Corporations use the credit cards of the Equity Holder which are paid by the Included Corporations.</u>

The Equity Holder will complete a reconciliation of credit card (and any other expenses) in Q1 2025 contemporaneous with preparing the financial statements for 2024. Thereafter, any residual expenses, if any, will be reconciled quarterly.

[Signatures on Following Page]

IN WITNESS WHEREOF, the corporate Parties hereto have caused this Share Exchange Agreement to be executed by their respective officers, hereunto duly authorized, as of the date first-above written.

Doc.com, Inc.,

Signature: Charles Nader
Charles Nader (Oct 16, 2024 13:19 EDT)

Email: info@doc.group

By:
Name: Charles Nader,
Title: Founder & Chairman

405 Ontario

And, on behalf of 405 Ontario

Aaron Trager

By:
Name: Aaron Trager
Title: President & Secretary Treasurer

Exhibit "A"

EQUITY –HOLDER 1

The undersigned Equity-Holder 1 of 405 Ontario., hereby agrees to participate in the Exchange on the terms set forth above. The undersigned hereby represents and affirm that he has read each of the representations and warranties of 405 Ontario., set out in Article 1 hereof and that, to his knowledge. all of such representations and warranties are true and correct.

Equity-Holder 1 Aaron Trager

For and on behalf of 405 Ontario

ANNEX A

ARTICLES OF INCORPORATION OF 405 Ontario.

ANNEX B

ARTICLES OF INCORPORATION OF THE PARENT